As filed with the Securities and Exchange Commission on January 17, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)
Lloyds Banking Group plc
(Registrant’s Name for Use in English)
Scotland	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Gresham Street
London EC2V 7HN
 United Kingdom
(Address of Registered Offices)

Lloyds Banking Group North America Employee Stock Purchase Plan 2017
(Full title of the plan)

Kevin P. McKendry
Senior Partner, Structural Reform
Lloyds Bank plc
 1095 Avenue of the Americas
New York, New York 10036
 001-212-930-8920

(Name, address and telephone number of agent for service)

Copies to:
Michael Kam
Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
United States of America
001-212-903-9000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of Plan	Amount to be registered (1)	Proposed maximum offering price per share price (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
American Depositary Shares representing U.S. dollar denominated preference shares of Lloyds Banking Group plc	Lloyds Banking Group North America Employee Stock Purchase Plan 2017	3,000,000 American Depositary Shares	$3.09 (2)	$3.09 (2)	$1,074.39 (2)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein
	Lloyds Banking Group North America Employee Stock Purchase Plan 2017	Not applicable	Not applicable	Not applicable	Not applicable
Total		3,000,000		9,270,000

(1)
American Depositary Shares are to be acquired by open market purchases on a national securities exchange. Pursuant to Rule 416, there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments under the Plan and which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of an American Depositary Share on the New York Stock Exchange on December 28, 2016.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Part II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement hereby incorporates by reference the contents of the following reports filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2015 filed with the Commission on March 8, 2016;

(b)
the description of the Registrant’s American Depositary Shares contained in the Registration Statement on Form F-6 filed on December 2, 2013, by the Registrant with the Commission under the Exchange Act;

To the extent designated therein, certain current reports of the Registrant on Form 6-K, and all other documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of the Registrant since its date thereof or that the information contained in it is current as of any time subsequent to its date. Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Each American Depositary Share represents four (4) deposited ordinary shares of Lloyds Banking Group plc, incorporated under the laws of Scotland, which are either deposited or subject to deposit under the deposit agreement at the London office of The Bank of New York. Each American Depositary Share under the Plan is to be acquired by open market purchases on a national securities exchange.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of the Articles of Association of Registrant (hereinafter also referred to as “LBG”), or any contract, arrangement, agreement or statute under which any director or officer of Registrant is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Deeds of Indemnity

Registrant has entered into Deeds of Indemnity with the directors and certain officers of Registrant that, subject to certain conditions precedent and limitations, in consideration for such director or officer continuing in or accepting office as a director or officer of (i) Registrant, (ii) a subsidiary undertaking or holding company of Registrant, or a subsidiary undertaking of Registrant’s holding company or (iii) any undertaking in which such director or officer is acting as officer, employee, trustee or agent at Registrant’s request, Registrant will indemnify the director or officer against any liability, including (without limitation) any costs and expenses, incurred by, or attaching to, the director or officer in connection with any negligence, default, breach of duty or breach of trust by the director in relation to Registrant or any associated company (as described in clauses (ii) and (iii) above) or in the actual or purported execution and/or discharge of his duties and/or the actual or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office as an employee, officer, trustee or agent of Registrant or any associated company (as described in clauses (ii) and (iii) above).

Articles 140, 141 and 142 of Registrant’s Articles of Association provide:

Article 140 Indemnity

140.1 Subject to the provisions of, and so far as may be permitted by and consistent with, the statutes, any person who is or was at any time a director, officer, employee or trustee of LBG or of any associated company or organization may be indemnified by LBG out of its own funds against (a) any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to LBG or any associated company or organization; and (b) any other liability incurred by or attaching to him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or offices.

140.2 Where any such person is indemnified against any liability in accordance with article 140.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

Article 141 Insurance

141.1 Without prejudice to article 140 above, the directors shall have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a director, officer, employee or trustee of LBG or of any associated company or organization, including insurance against any liability incurred by or attaching to him in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or offices in relation to LBG or any associated company or organization (and all costs, charges, losses, expenses and liabilities incurred by him in relation thereto).

Article 142 Defense Expenditure

142.1 Subject to the provisions of, and so far as may be permitted by and consistent with, the statutes, LBG (i) may provide any person who is or was at any time a director, officer, employee or trustee of LBG or of any associated company or organization with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by him in relation to LBG or any associated company or organization or in connection with any application for relief from liability under the statutes, and (ii) may do anything to enable any such a person to avoid incurring such expenditure.

142.2 Subject to the provisions of, and so far as may be permitted by and consistent with, the statutes, LBG (i) may provide any person who is or was at any time a director, officer, employee or trustee of LBG or of any associated company or organization with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to LBG or any associated company or organization, and (ii) may do anything to enable any such a person to avoid incurring such expenditure.

142.3 For the purpose of articles 140 to 142 an “associated company or organization” is any company or other body, whether or not incorporated, (i) which is LBG’s holding company or (ii) in which LBG or its holding company or any of the predecessors of LBG or of such holding company has any interest, whether direct or indirect, or (iii) which is in any way allied to or associated with LBG or its holding company or any of the predecessors of LBG or of such holding company (including any pension fund or employees’ share scheme in which any employees of LBG or of any associated company or organization are interested and any company acting as trustee for such pension fund or share scheme) or (iv) which is a subsidiary undertaking of any person mentioned in (iii) or (v) to which directors, officers, employees or trustees of LBG or of any subsidiary undertaking or any holding company of LBG are permitted by LBG or any subsidiary undertaking or any holding company of LBG to lend their services; and “person” shall include any natural person, partnership, other unincorporated association or body corporate.

Section 232 of the Companies Act 2006 provides:

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by–

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act 2006 provides:

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 of the Companies Act 2006 provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against:

(a)	any liability of the director to pay:

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director:

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose:

(a)	a conviction, judgment or refusal of relief becomes final:

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of:

(i)	if it is determined and the period for bringing any further appeal has ended, or

(iii)	if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 1157 of the Companies Act 2006 provides:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against:

(a)	an officer of a company, or

(b)
a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust–

(a)	he may apply to the court for relief, and

(b)
the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

In addition, LBG has obtained directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse LBG for amounts that it may be required or permitted by law to pay directors or officers of LBG and its consolidated subsidiaries.

LBG will agree to indemnify our authorized representative in the United States from and against certain directors’ and officers’ liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling LBG pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

1	Articles of association of Lloyds Banking Group plc (incorporated by reference as Exhibit 1 to the Registrant’s Annual Report on Form 20-F filed with the Commission on March 8, 2016)

2
Form of Amended and Restated Deposit Agreement dated as of November 17, 2008, among Lloyds Banking Group plc (formerly known as Lloyds TSB Group plc), The Bank of New York Mellon as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference as Exhibit 1 to the Registration Statement on Form F-6, filed by the Registrant with the Commission on December 2, 2013)

3	Consent of PricewaterhouseCoopers LLP

4	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(i)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(ii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on January 17, 2017.

Lloyds banking group plc

By:	/s/ Antonio Horta-Osório
Antonio Horta-Osório
Group Chief Executive

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin McKendry, and each of them acting individually as his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, in any and all capacities, to sign on his or her behalf any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 17, 2017 by the following persons in the capacities indicated.

	Signatures	Title

By:	/s/ Antonio Horta-Osório
	Antonio Horta-Osório	Group Chief Executive and Director

By:	/s/ George Culmer
	George Culmer	Chief Financial Officer and Director (Principal financial and accounting officer)

By:	/s/ Lord Blackwell
	Lord Blackwell	Chairman and Director

By:	/s/ Anita Frew
	Anita Frew	Deputy Chairman and Director

By:	/s/ Anthony Watson CBE
	Anthony Watson CBE	Senior Independent Director

By:	/s/ Alan Dickinson
	Alan Dickinson	Director

By:	/s/ Simon Henry
	Simon Henry	Director

By:	/s/ Nick Luff
	Nick Luff	Director

By:	/s/ Deborah McWhinney
	Deborah McWhinney	Director

By:	/s/ Nick Prettejohn
	Nick Prettejohn	Director

By:	/s/ Stuart Sinclair
	Stuart Sinclair	Director

By:	/s/ Sara Weller CBE
	Sara Weller CBE	Director

By:	/s/ Juan Colombás
	Juan Colombás	Director

By:	/s/ Kevin P. McKendry
	Kevin P. McKendry	Senior Partner, Structural Reform
Authorized U.S. Representative